Exhibit 10.14

VINCENT OTTOMANELLI

AMENDED AND RESTATED

INDEPENDENT CONTRACTOR AGREEMENT

December 2, 2022

MGO Global Inc.

Attention: Maximiliano Ojeda, Chairman and Chief Executive Officer

1515 SE 17th Street, Suite 121/#460596

Fort Lauderdale, Florida 33345
Phone: 347-913-3316

Dear Maximiliano:

On behalf of Vincent Ottomanelli ("Vincent" or "Consultant"), this letter agreement ("Agreement") shall serve to confirm the terms of the engagement of Vincent as an independent consultant, working in the capacity of Chief Financial Officer of MGO Global Inc. (the "Company") on a contractual basis.

1.	Reporting relationship; Location of Assignment. Vincent will report to Maximiliano Ojeda, Chief Executive Officer and Co-Founder of the Company (the "CEO") and work virtually in a hybrid model, operating both remotely in South Carolina, and, when appropriate or necessary, at the Company's offices in Fort Lauderdale, Florida.

2.	Term of Consultancy. This engagement will become effective as of September 1, 2022 (the "Effective Date") and will continue in effect up to and including October 31, 2023, at which time this engagement will expire or be renewed. This Agreement shall automatically terminate if the date on which the Company's common stock is listed on Nasdaq (the "Listing Date") has not occurred by December 31, 2022. Both the Company and Vincent retain the right to terminate this Agreement at any time, with or without cause, upon sixty (60) business days' prior written notice being provided to the other party, with such notice being intended to provide Consultant the opportunity to complete any projects in process at the time of such notice. At the conclusion of this initial term of this Agreement, it would be the intent of the Company and Vincent to renew and extend this Agreement or to enter a full-time employment alternative.

Vincent Ottomanelli	3024 Reva Ridge Drive, Apt #315 Johns Island, SC 29455 USA	PHONE EMAIL 646-207-3806 EMAIL vincentjottomanelli@gmail.com

3.	The Consulting Services. (a) Prior to the Listing Date, Consultant shall be a general financial consultant (a "General Consultant") and provide the Company with general financial consulting services and shall make himself available to perform such services as assigned by the CEO in conjunction, which is anticipated to require a minimum of 20-30 hours per week.

4.	(b) On and after the Listing Date, Consultant shall serve as the Chief Financial Officer of the Company (the "CFO"). and make himself available to perform the services as assigned by the CEO in conjunction with the services required of a Chief Financial Officer for a full-time minimum of 40 hours per week. Consultant shall use his reasonable best efforts, skill and attention to the performance of his duties as CFO. Consultant agrees to communicate on a regular basis with the CEO as to the progress of all ongoing projects. Consultant's responsibilities include all of the usual responsibilities of a chief financial officer of a Nasdaq listed company, including, but are not limited to overseeing and directing all financial and risk management activities of the Company, assessing and evaluating the Company's financial performance with regard to short and long-term goals, budgets and forecasts, managing audit processes (including working with the Company's external auditor and audit committee) and overseeing the Company's SEC reporting and compliance functions, including the execution by the Consultant of all SEC periodic reports (including any certifications of the principal accounting officer or chief financial officer required to be filed as an exhibit to such reports) and any registration statements relating to potential financings the Company may engage in, and working in close collaboration with the CEO and other members of the executive leadership, audit and legal teams to identify, evaluate, pursue and aid in negotiating strategic opportunities, as required.

(c) Consultant also agrees that the acceptability or suitability of the services provided by Consultant under this Agreement is solely within the absolute discretion of the Company.

Vincent Ottomanelli	3024 Reva Ridge Drive, Apt #315 Johns Island, SC 29455 USA	PHONE EMAIL 646-207-3806 EMAIL vincentjottomanelli@gmail.com

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5.	Consultant's Fees for Services. During the period commencing on the Effective Date and ending on the day prior to the Listing Date, the Company will pay Consultant a cash monthly fee of $7,500 and thereafter, the Company shall pay the Consultant a monthly fee of $10,000, (gross) per month, which will be paid to Vincent on the 30th of each month ("Consulting Fees") in conjunction with Consultant's services rendered. Consultant agrees to submit monthly invoices for approval to the CEO, which will then be submitted for payment through the Company's Accounts Payable Department, in accordance with the Company's accounts payable policies. In addition, Consultant will be entitled to a discretionary annual performance bonus equal to up to $36,000 based on the achievement of predetermined performance goals to be determined by the Board, in its sole discretion.

In addition, after the Listing Date, Consultant shall be granted a five-year option (the "Option") to purchase a total of 200,000 shares of the Company's common stock as follows: 20,000 shares immediately upon the date the Company commences trading on Nasdaq, ("the Listing date" of the IPO); and 20,000 shares on the last day of each quarter, or March 31, June 30, September 30 and December 31, in each calendar year for which the Consultant has provided services hereunder starting from January 1 of the year following the Listing Date. The per share exercise price of the Option shall be equal to initial public offering price of the Company’s common stock. The Option shall otherwise be subject to the terms of the 2022 Equity Incentive Plan pursuant to which it is granted and/or an option agreement to be entered into between Consultant and the Company.

Vincent will be required to complete the required tax withholding forms (Form W9) and return the applicable form to Human Resources. Vincent will receive a Form 1099, for tax filing purposes, in accordance with the distribution guidelines.

6.	Consultant's Expenses. The Company shall reimburse the Consultant during the duration of the engagement for reasonable and necessary business expenses of Consultant for travel, meals and similar items incurred in connection with the performance of Consultant's duties hereunder. If the Company requests air travel/international travel, the airfare and hotel will be paid directly by the Company.

All payments for reimbursement of such expenses shall be made to Consultant only upon the presentation to the Company's designated representative of an expense invoice supported by appropriate vouchers, receipts or other supporting documentation. The Company shall make payment to Consultant for reimbursement of expenses within thirty (14) days after receipt of each such appropriately supported expense voucher.

Vincent Ottomanelli	3024 Reva Ridge Drive, Apt #315 Johns Island, SC 29455 USA	PHONE EMAIL 646-207-3806 EMAIL vincentjottomanelli@gmail.com

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7.	Use of Company workspace and equipment. The Company agrees to make available to Vincent a workspace, computer, telephone, access to the Company's e mail and information technology systems for the duration of the assignment in accordance with the Consultant's assignment responsibilities.

8.	Confidential Information. Consultant understands that indeterminable and irreparable harm may come to the Company from disclosure of any proprietary information of the Company and therefore shall treat all such information as confidential and proprietary information of the Company (defined for the purpose of this Agreement as data or information relating to the Company's business which is not generally available to the public). Consultant shall not disclose to any party not authorized by the Company to have same nor shall Consultant duplicate, copy or use for any purpose other than performance under this Agreement any confidential information of the Company of which Consultant becomes aware in the course of rendering services hereunder. Consultant agrees to take, at the Company's request, all necessary and appropriate measures to ensure adherence with the terms of this paragraph 7. For purposes of this paragraph 7, "the Company" shall refer to the Company as well as its parent, affiliated and subsidiary entities. It is understood and agreed that the contents of this paragraph shall survive the termination, cancellation, or expiration of this Agreement.

To be eligible to accept this consultancy, Vincent cannot be under any obligations that could interfere with his ability to fully perform the consultancy being offered. Vincent's service with the Company cannot breach any existing agreement Vincent has with a current or former employer or other third party regarding, for example, non-competition or proprietary, confidential and trade secret information, and by accepting the Company's offer, Consultant affirmatively warrants and represents that performing the services contemplated under this Agreement would not breach any such obligations on his part. Further, if Vincent accepts this engagement, Vincent may not bring with him and may not use any proprietary, confidential and/or trade secret information from former employers or other third parties and agree not to do so.

This Agreement expresses the binding and entire agreement between the Company and Consultant and supersedes all other offers, discussions or promises, whether oral or written, and is not subject to oral modification, but only by a written document signed by both parties. The Consultant acknowledges that no other representations or commitments regarding this engagement of consultancy have been made by any Company representative. This Agreement shall be governed by the laws of the State of Florida, without reference to, or regard for, its conflicts of laws principles. The state and federal courts located in Florida shall be the sole forum for any action for relief arising out of or pursuant to or to enforce or interpret, this Agreement. Each party to this Agreement consents to the personal jurisdiction in such courts.

Vincent Ottomanelli	3024 Reva Ridge Drive, Apt #315 Johns Island, SC 29455 USA	PHONE EMAIL 646-207-3806 EMAIL vincentjottomanelli@gmail.com

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As a sign of acceptance of all the contents expressed in this letter, Vincent and the Company agree to sign where indicated and return the original to Maximiliano Ojeda.

Yours sincerely,

/s/ Vincent Ottomanelli	12/2/2022
Vincent Ottomanelli
Consultant/Independent Contractor, Chief Financial Officer

I HAVE READ, ACCEPT, AND AGREE to the terms of this engagement as defined herein:

/s/ Maximiliano Ojeda	Date:	12/02/2022
Maximiliano Ojeda
CEO
MGO Global Inc.

Vincent Ottomanelli	3024 Reva Ridge Drive, Apt #315 Johns Island, SC 29455 USA	PHONE EMAIL 646-207-3806 EMAIL vincentjottomanelli@gmail.com

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